UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549
____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED:  MARCH 11, 2009

ATWOOD OCEANICS, INC.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER 1-13167

TEXAS
(State or other jurisdiction of incorporation or organization)

Internal Revenue Service – Employer Identification No. 74-1611874

15835 Park Ten Place Drive, Houston, Texas, 77084
(281) 749-7800
____________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE

The ATWOOD BEACON is currently drilling the last well under its contract with Gujarat State Petroleum Corporation offshore India.  The drilling of this well is currently expected to take until mid-July 2009 to complete.  Currently, we do not have a contract commitment for the rig following the completion of its current contract.  The VICKSBURG continues to work offshore Thailand under its contract with Chevron Overseas Petroleum, which extends to June 2009.  Currently, we do not have a contract commitment for the VICKSBURG following the completion of its current contract.  We continue to evaluate the possibility of the VICKSBURG undergoing an equipment upgrade which we had previously reported could cost up to $30 million; however, we currently estimated the cost of this upgrade to be $10 million to $15 million.  This upgrade, which could take approximately 4 weeks to complete, could occur during the last quarter of fiscal year 2009; however, depending upon the rig’s future contract opportunities, this upgrade could be deferred to a later date.  We will pursue additional contract opportunities for both the ATWOOD BEACON and VICKSBURG in all worldwide markets in which they can technically work; however, we expect all contract opportunities to be very competitive.

The ATWOOD AURORA is now on location offshore Egypt.  The rig is currently completing its commissioning following weather delays and is expected to commence working under its contract with RWE DEA Nile GmbH before the end of March 2009.

We have taken the opportunity since the ATWOOD SOUTHERN CROSS has been idle to replace certain equipment and perform general maintenance on the rig.  Contract opportunities are currently being pursued for the rig in all worldwide markets in which it technically can work.

The ATWOOD HUNTER has commenced drilling the second of now three wells to be drilled for Noble Energy, Inc., (“Noble”) offshore Israel.  The joint contract with Noble and Kosmos Energy Ghana (“Kosmos”) was amended to allow Noble to drill a third well offshore Israel.  The work offshore Israel is currently expected to extend to July 2009.  Immediately upon completion of this work, the rig will mobilize to Ghana (estimated to take 55 days) to commence working for Kosmos under a drilling program expected to take 270 days to complete, at which time, the rig will again work for Noble offshore Equatorial Guinea.  The combined contract commitments with Noble and Kosmos are expected to extend to October/November 2012.

The RICHMOND is preparing to commence drilling the last well currently committed under its contract with Contango Operations, Inc. at a dayrate of $85,000, which is expected to extend to May 2009.  We are optimistic the RICHMOND will remain highly utilized following the completion of its current contract; however, we anticipate its dayrate will decline.

The construction of our two deepwater semisubmersibles continues on schedule.  The ATWOOD OSPREY, which we have invested to-date approximately $175 million towards its estimated total construction costs of around $600 million, is expected to be delivered in early 2011.  The ATWOOD OSPREY’s contract with Chevron Australia Pty Ltd., (“Chevron”) provides that Chevron could elect to cancel the contract if the construction of the rig has not been completed by January 31, 2012.  Our dynamically positioned semisubmersible, which has not as yet been named and which we have invested to-date approximately $200 million toward its estimated total construction costs of around $750 million, is expected to be delivered in 2012.

Additional information with respect to the Company’s Fleet Status Report at March 10, 2009 is attached hereto as Exhibit 99.1.  Such information is being furnished under Regulation FD and should not be deemed to be filed under Section 19 of the Exchange Act.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management's reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including; the Company's dependence on the oil and gas industry; the risks involved the construction of a rig; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to a war with Iraq; and governmental regulations and environmental matters.  A list of additional risk factors can be found in the Company's annual report on Form 10-K for the year ended September 30, 2008, filed with the Securities and Exchange Commission.

ITEM 9.01                                EXHIBITS

EXHIBIT 99.1    Fleet Status Report at March 11, 2009

EXHIBIT INDEX

EXHIBIT NO.                                                   DESCRIPTION

99.1	Fleet Status Report at March 11, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATWOOD OCEANICS, INC
(Registrant)

/s/ James M. Holland James M. Holland Senior Vice President

DATE: March 11, 2009